  Exhibit 99.3

ChromaDex Announces $23 million Private Placement of Common Stock

Private Placement Led By High Profile Venture Capitalists and Strategic Investors

IRVINE, Calif., Nov. 6, 2017 (GLOBE NEWSWIRE) – ChromaDex Corp. (NASDAQ:CDXC), a science-based, fully integrated nutraceutical company devoted to extending human healthspan, announced today that it has entered into a securities purchase agreement for the sale of approximately $23 million of its common stock in a private placement. The private placement was led by high profile venture capitalists and international strategic investors. The private placement is expected to close on or about November 17, 2017, subject to the satisfaction of customary closing conditions. In connection with the investment, the Company agreed to sell 5,609,755 shares of its common stock at a per share price of $4.10, for gross proceeds of approximately $23 million.

The net proceeds from the private placement are expected to provide ChromaDex with added resources to accelerate its plan to solve the problem of aging, emphasizing NAD+ in general and TRU NIAGEN™ in particular. The financing will fuel international expansion, enhance domestic initiative and drive clinical research. The investment will also support general corporate purposes.

Frank Jaksch, Jr., CEO and co-founder of ChromaDex, commented, “ChromaDex is the world’s authority on NAD+ precursors and we now have the assets in place to further our R&D around the anti-aging capabilities of NIAGEN® and to accelerate our pipeline of additional NAD+ precursors.”

Robert Fried, President and Chief Strategy Officer of ChromaDex, added, “We are grateful for the support of these important investors and plan to build on the successful Watsons retail launch of TRU NIAGEN™ in Hong Kong.”

The shares of common stock being sold in the private placement will not have been registered under the Securities Act of 1933, as amended (the “Act”). Accordingly, such shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements under the Act. In connection with the private placement, ChromaDex has entered into a registration rights agreement with the investors. Additional details about the transaction are included in a Form 8-K filed by ChromaDex concurrently with this release.

About TRU NIAGEN™
TRU NIAGEN™ is a cutting-edge form of vitamin B3 that has been clinically shown to enhance cellular energy production– our body’s most essential energy source, fueling all our functions and critical for defending our health.  It is the most trusted NR brand, developed and made by the team that pioneered the ingredient and who continues to lead its research, ChromaDex.  Learn more at www.truniagen.com

About NIAGEN® Nicotinamide Riboside and NAD+
NIAGEN® is the world’s first and only commercially available, nature-identical form of nicotinamide riboside (NR). NR is a next-generation form of vitamin B3 that acts as a potent and bioavailable booster of nicotinamide adenine dinucleotide (NAD+), which is vital to functions that ensure proper cellular and energy metabolism. NAD+ enables the mitochondria – the ‘powerhouses of the cell’ to convert the food we eat into the energy our body needs to sustain all its functions. It is essential for life.

A decade’s worth of pre-clinical research, along with the first published human clinical trial, demonstrate that supplementing with NR effectively boosts NAD+ levels in both animals and people. With six patents issued and more pending, NIAGEN® is a novel ingredient brought to you only by ChromaDex. Its data was reviewed by the US Food and Drug Administration as part of its New Dietary Ingredient (NDI) notification which made it available for use in dietary supplements. NIAGEN® is also generally recognized as safe (GRAS). For additional information about NIAGEN®, visit www.Chromadex.com.  For additional information about NR or NAD+, visit www.aboutnr.com.

About ChromaDex:
ChromaDex leverages its complementary business units to discover, acquire, develop and commercialize patented and proprietary ingredient technologies that address the dietary supplement, food, beverage, skin care and pharmaceutical markets. In addition toour ingredient technologies unit, we also have business units focused on natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting. As a result of our relationships with leading universities and research institutions, we can discover and license early stage, IP-backed ingredient technologies. We then utilize our in-house chemistry, regulatory and safety consulting business units to develop commercially viable ingredients. Our ingredient portfolio is backed with clinical and scientific research, as well as extensive IP protection. Our portfolio of patented ingredient technologies includes NIAGEN® nicotinamide riboside;pTeroPure® pterostilbene;PURENERGY®, a caffeine-pTeroPure® co-crystal;IMMULINA™, a spirulina extract; and AnthOrigin®, anthocyanins derived from a domestically-produced, water-extracted purple corn. To learn more about ChromaDex, please visit www.ChromaDex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including, without limitation, statements related to the anticipated proceeds to be received in the private placement, whether the proceeds will provide ChromaDex with added resources to accelerate its plan to solve the problem of aging, whether the proceeds will fuel international expansion, enhance domestic initiative and drive clinical research, whether ChromaDex is the authority on NAD+ precursors, whether ChromaDex has the assets in place to further its R&D around the anti-aging capabilities of NIAGEN® and whether ChromaDex will build on the Watsons retail launch of TRU NIAGEN™ in Hong Kong. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Relations Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com

ChromaDex Public Relations Contact:
Breah Ostendorf, Director of Marketing
949-537-4103
breaho@chromadex.com

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